Exhibit 99.2

   Gulf Island Fabrication, Inc. Declares Dividend on Common Stock


    HOUMA, La.--(BUSINESS WIRE)--April 27, 2007--Gulf Island
Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.10 per share on Gulf Island
Fabrication, Inc.'s approximately 14.1 million shares of common stock outstanding.

    The dividend was declared during a regular meeting of the board held on April 27, 2007 and is payable May 22, 2007, to shareholders of record on May 10, 2007.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs and FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore and offshore scaffolding and piping insulation services and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin
             Chief Executive Officer
             985-872-2100
             or
             Joseph "Duke" Gallagher
             Chief Financial Officer
             985-872-2100